Exhibit 3.2

AMENDED AND RESTATED BYLAWS
OF
FRED’S, INC.

December 26, 2016

OFFICES

1.          The principal office of Fred’s, Inc., a Tennessee corporation (the “Corporation”), shall be in the City of Memphis, County of Shelby, State of Tennessee.

2.          The Corporation may also have offices at such other places as the Board of Directors (the “Board”) may from time to time appoint or the business of the Corporation may require.

SHAREHOLDERS’ MEETINGS

3.          All meetings of the shareholders of the Corporation (the “Shareholders”) may be held at such date, place and time as shall be determined by the Directors and stated in the notice of the meeting.

4.          An annual meeting of Shareholders shall be held at such date, place and time as shall be stated in the notice of the meeting when they shall elect by plurality vote a Board, and transact such other business as may properly be brought before the meeting. The holder of each share of Class A common stock shall have one vote. The Board may, at any time prior to the holding of an annual meeting of Shareholders, and for any reason, cancel, postpone or reschedule such meeting upon public notice given prior to the time previously scheduled for such meeting of Shareholders. The meeting may be postponed or rescheduled to such time and place as is specified in the notice of postponement or rescheduling of such meeting.

5.          The holders of a majority of the Class A common stock issued and outstanding, and entitled to vote thereat, present in person, or represented by proxy, shall constitute a quorum at all meetings of the Shareholders for the transaction of business except as otherwise provided by statute, by the Charter of the Corporation (the “Charter”) or by these Amended and Restated Bylaws (the “Bylaws”). If, however, such quorum shall not be present or represented at any meeting of the Shareholders, the Shareholders entitled to vote thereat, present in person, or by proxy, or the chairman of the meeting, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.

6.          To determine the Shareholders entitled to notice of or to vote at any annual or special meeting of the Shareholders, or any adjournment or postponement thereof, or entitled to consent to action without a meeting, the Board of Directors may fix a record date. The record date shall not be more than seventy (70) days nor less than ten (10) days before the date of any meeting or any action without a meeting. Only shareholders of record on the specified date are entitled to notice and to vote or to give consents, notwithstanding any transfer of shares on the books of the Corporation after the record date. If the Board of Directors does not fix a record date: (i) the record date for determining shareholders entitled to notice of or to vote at a shareholders' meeting is the close of business on the business day immediately preceding the day on which notice is given; and (ii) the record date for determining shareholders entitled to consent in writing to corporate action without a meeting is the date on which the first written consent is given.

7.          Written notice, stating the place, if any, date and time of an annual or special meeting, shall be given not less than ten days nor more than 60 days before the date of the meeting to each Shareholder of record entitled to vote at such meeting. Written notice of the annual meeting shall be mailed, postage prepaid, to each Shareholder entitled to vote thereat, to such address as appears on the stock ledger of the Corporation. The Corporation may provide Shareholders with notice of a meeting by electronic transmission provided such Shareholders have consented to receiving electronic notice in accordance with the Tennessee Business Corporation Act, as amended from time to time (“TCA”). Such further notice shall be given as may be required by applicable law.

8.          A complete list of the Shareholders entitled to vote at the ensuing election arranged in alphabetical order, with the residence of each and the number of voting shares held by each, shall be certified by the Secretary of the Corporation (the “Secretary”) and shall be open to the examination of any Shareholder at any meeting of the Shareholders.

9.          Special Meetings.

9.1	Except as otherwise required by law and subject to the rights of the holders of any class or series of stock having a preference over the Class A common stock, as to dividends or upon liquidation, special meetings of the Shareholders of the Corporation for any purpose or purposes may be called only by:

(a)	the Board pursuant to a resolution stating the purpose or purposes thereof approved by a majority of the total number of authorized Directors, whether or not any vacancies exist in previously authorized directorships;

(b)	the Chairman of the Board; or

(c)	the Secretary at the written request of one or more Shareholders of record that at the time a request is delivered collectively Own (as defined below), or who are acting on behalf of one or more Shareholders or beneficial owners who collectively Own, shares representing at least ten percent (10%) (the “Requisite Percentage”) of the voting power of the outstanding shares of the capital stock of the Corporation entitled to vote on the matter or matters to be brought before the proposed special meeting; provided, however, a special meeting requested by of one or more Shareholders (a “Shareholder Requested Special Meeting”) shall be called by the Secretary only if the Shareholder(s) requesting such meeting provide the information set forth in this Section 9 and otherwise comply with this Section 9 and applicable law.

9.2	The Board may, at any time prior to the holding of a special meeting of Shareholders, and for any reason, cancel, postpone or reschedule such meeting upon public notice given prior to the time previously scheduled for such meeting of Shareholders. The meeting may be postponed or rescheduled to such time and place as is specified in the notice of postponement or rescheduling of such meeting.

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9.3	In order for a Shareholder Requested Special Meeting to be called by the Secretary, one or more written requests for a special meeting (individually or collectively, a “Special Meeting Request”) signed and dated by the Shareholders of record that collectively Own (or the Shareholders of record acting on behalf of beneficial owners that collectively Own) the Requisite Percentage of the outstanding shares of the capital stock of the Corporation entitled to vote on the matter or matters to be brought before the proposed special meeting (or their duly authorized agents), must be delivered to the Secretary at the principal executive offices of the Corporation and must be accompanied by:

(a)	in the case of any Shareholder Requested Special Meeting at which Director nominations are proposed to be presented, the information required by Sections 13.1(b)(iii) and 13.1(b)(iv) below; and/or

(b)	in the case of any Shareholder Requested Special Meeting at which any business other than nominations of persons for election to the Board is proposed to be presented, the information required by Section 13.1(b)(ii) below (which shall be in addition to the information required by Sections 13.1(b)(iii) and 13.1(b)(iv) if Director nominations are also proposed to be considered); and

(c)	as to each Shareholder of the Corporation signing such request, or if such Shareholder is a nominee or custodian, the beneficial owner(s) on whose behalf such request is signed,

(i)	an affidavit by each such person

(A)	stating the number of shares of capital stock of the Corporation that it Owns (as defined below) as of the date such request was signed and agreeing to

(1)	continue to Own such number of shares of capital stock through the date of the Shareholder Requested Special Meeting; and

(2)	update and supplement such affidavit as of the record date for the Shareholder Requested Special Meeting (and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for such Shareholder Requested Special Meeting) and as of the date that is ten business days prior to the date of the Shareholder Requested Special Meeting (and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than seven business days prior to the date of such Shareholder Requested Special Meeting); provided, however, that in the event of any decrease in the number of shares of capital stock of the Corporation entitled to vote on the matter or matters to be brought before the proposed special meeting Owned by such person at any time before the Shareholder Requested Special Meeting, such person’s Special Meeting Request shall be deemed to have been revoked with respect to such shares of capital stock of the Corporation comprising such reduction and shall not be counted towards the calculation of the Requisite Percentage;

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(d)	as to the Shareholder seeking to call the special meeting (or the person on whose behalf the Shareholder is acting, as applicable) or any Shareholder or beneficial owner who has solicited other Shareholders to request the special meeting, the information required under Section 13.1(b)(i) as to such Shareholder or beneficial owner.

9.4	One or more written requests for a special meeting delivered to the Secretary shall constitute a valid Special Meeting Request only if each such written request satisfies the requirements of this Section 9 and has been dated and delivered to the Secretary within 60 days of the earliest dated of such requests. If the record holder is not the signatory to the Special Meeting Request, such Special Meeting Request shall not be valid unless documentary evidence is supplied to the Secretary at the time of delivery of such Special Meeting Request (or within five business days thereafter) of such signatory’s authority to execute the Special Meeting Request on behalf of the record holder. Any requesting Shareholder may revoke his, her or its Special Meeting Request at any time prior to the Request Receipt Date (as defined below) by written revocation delivered to the Secretary at the principal office of the Corporation; provided, however, that if following such revocation, the unrevoked valid Special Meeting Requests represent in the aggregate less than the Requisite Percentage, there shall be no requirement to hold a special meeting. A Special Meeting Request shall not be valid if such Special Meeting Request relates to an item of business that is not a matter on which Shareholders are authorized to act under, or that involves a violation of, applicable law. The determination of the validity of a Special Meeting Request shall be made by the Board and the date of such determination is referred to herein as the “Request Receipt Date.”

9.5

(a)	Within 10 days following the Request Receipt Date, the Board shall fix the record date, meeting date and time, and location for the Shareholder Requested Special Meeting; provided, however, that a Shareholder Requested Special Meeting shall be called for a date not more than 90 days after the Request Receipt Date (or, in the case of any litigation related to the validity of the requests for a Shareholder Requested Special Meeting, 60 days after the resolution of such litigation)

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(b)	Business transacted at any Shareholder Requested Special Meeting shall be limited to (i) the purpose(s) stated in the valid Special Meeting Request(s) received from record holders of the Requisite Percentage of capital stock of the Corporation entitled to vote on the matter or matters to be brought before the proposed special meeting and (ii) any additional matters that the Board determines to include in the Corporation’s notice of the meeting. If none of the Shareholders who submitted the Special Meeting Request, or their Qualified Representatives (as defined below), appears at the Shareholder Requested Special Meeting to present the matters to be presented for consideration that were specified in the Shareholder Meeting Request(s), the Corporation need not present such matters for a vote at such meeting, notwithstanding that proxies in respect of such matter may have been received by the Corporation. For purposes of these Bylaws, to be considered a “Qualified Representative” of a Shareholder, a person must be a duly authorized officer, manager or partner of such Shareholder or authorized by a writing executed by such Shareholder (or a reliable reproduction or electronic transmission of the writing) delivered to the Corporation prior to the presentation of such matters at the meeting stating that such person is authorized to act for such Shareholder as proxy at the meeting of Shareholders. No business other than that stated in the notice shall be transacted at any special meeting.

9.6	For the purposes of this Section 9, a Shareholder or beneficial owner shall be deemed to “Own” only those shares of outstanding capital stock as to which such person possesses both:

(a)	the full voting and investment rights pertaining to such shares; and

(b)	the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided, however, that the number of shares calculated in accordance with clauses (a) and (b) shall not include any shares

(i)	sold by such person or any of its Affiliates (as defined in Rule 12b-2 under the Exchange Act) in any transaction that has not been settled or closed;

(ii)	borrowed by such person or any of its Affiliates for any purposes or purchased by such person or any of its Affiliates pursuant to an agreement to resell; or

(iii)	subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or similar agreement entered into by such person or any of its Affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding capital stock of the Corporation, in any such case which instrument or agreement has, or is intended to have, or if exercised would have the purpose or effect of:

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(A)	reducing in any manner, to any extent or at any time in the future, such person’s or Affiliates’ full right to vote or direct the voting of any such shares; and/or

(B)	hedging, offsetting or altering to any degree any gain or loss arising from the full economic ownership of such shares by such person or Affiliate. A Shareholder or beneficial owner shall “Own” shares held in the name of a nominee or other intermediary so long as the person retains the right to instruct how the shares are voted with respect to the election of Directors and possesses the full economic interest in the shares.

(c)	A person shall be deemed to continue to Own shares during any period in which the person has loaned such shares to the extent that the person has the power to recall such loaned shares on five (or less) business days’ notice, or has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the person.

(d)	The determination of the extent to which a Shareholder or beneficial owner “Owns” any shares of capital stock for these purposes shall be made by the Board, which determination shall be conclusive and binding on the Corporation and the Shareholders. The term “Ownership” shall have a corresponding meaning.

10.         Notice of a meeting need not be given to any Shareholder who signs a written waiver of notice, in person or by proxy, either before or after the meeting; and a Shareholder’s waiver shall be deemed the equivalent of giving proper notice. Attendance of a Shareholder at a meeting, either in person or by proxy, shall by itself constitute waiver of notice of the meeting and waiver of any and all objections to the place of the meeting, the time of the meeting, or the manner in which it has been called or convened, except when a Shareholder attends a meeting solely for the express purpose of stating, at the beginning of the meeting, any such objection or objections to the transaction of business. Except as required in the notice of a special meeting, neither the business transacted nor the purpose of the meeting need be specified in the waiver.

11.         Any action required or permitted to be taken by vote at a meeting of the Shareholders may be taken without a meeting if written consent setting forth the action so taken is signed by all the Shareholders entitled to vote thereon, and filed with the Secretary. Such consent shall have the same force and effect at a unanimous vote of the Shareholders.

12.         Notwithstanding any other provisions of these Bylaws, if any action is required or permitted to be taken at any annual or special meeting of Shareholders and (a) the Corporation is subject to the provisions of Section 14 of the Exchange Act and (b) the Charter provides for action without meeting pursuant to TCA Section 48-17-104(b), such action may be taken without a meeting if (i) written notice of the proposed action is given not less than twenty nor more than sixty days prior to the date of taking of the proposed action to Shareholders entitled to vote thereon of record as of the date selected by the Board, (ii) compliance is effected with the rules of the Securities and Exchange Commission (“SEC”) promulgated  under  Section 14 of the Exchange  Act  regarding solicitation of proxies and/or distribution of information, and (iii) a consent in writing setting forth the action to be taken shall be signed in person or by proxy by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Within thirty days following the taking of the action without a meeting by less than unanimous written consent, notice of such action shall be given to all Shareholders entitled to notice of and to vote upon the proposed action.

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13.	Notice of Shareholder Business and Nominations.

13.1	Annual Meetings of Shareholders.

(a)	Nominations of persons for election to the Board and the proposal of other business to be considered by the Shareholders at an annual meeting of Shareholders may be made only

(i)	pursuant to the Corporation’s notice of meeting (or any supplement thereto);

(ii)	by or at the direction of the Board or any committee thereof; or

(iii)	by any Shareholder of the Corporation who

(A)	was a Shareholder of record at the time of giving of notice provided for in these Bylaws and at the time of the annual meeting;

(B)	is entitled to vote at the meeting; and

(C)	complies with the notice procedures and other requirements set forth in these Bylaws and applicable law.

Section 13.1(a)(iii) of these Bylaws shall be the exclusive means for a Shareholder to make nominations or submit other business (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the Corporation’s notice of meeting) before an annual meeting of Shareholders.

(b)	For any nominations or any other business to be properly brought before an annual meeting by a Shareholder pursuant to Section 13.1(a)(iii) of these Bylaws, (i) the Shareholder must have given timely notice thereof in writing to the Secretary, (ii) such other business must otherwise be a proper matter for Shareholder action under the TCA and (iii) the record Shareholder and the beneficial owner, if any, on whose behalf any such proposal or nomination is made, must have acted in accordance with the representations set forth in the Solicitation Statement required by these Bylaws. To be timely, a Shareholder’s notice must be received by the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 90th day and not later than the close of business on the 60th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that subject to the following sentence, in the event that the date of the annual meeting is scheduled for a date that is more than 30 days before or more than 30 days after such anniversary date, notice by the Shareholder to be timely must be so received not later than the tenth day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall any adjournment, recess or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a Shareholder’s notice as described above.

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To be in proper form, a Shareholder’s notice (whether given pursuant to this Section 13.1(b) or Section 9.3 to the Secretary must:

(i)	set forth, as to the Shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made

(A)	the name and address of such Shareholder, as they appear on the Corporation’s books, and of such Shareholder’s Shareholder Associated Person (as defined in Section 13.2(b)), if any;

(B)

(1)	the class or series and number of shares of the Corporation that are, directly or indirectly, owned beneficially and of record by such Shareholder and such beneficial owner;

(2)	any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of stock of the Corporation or otherwise (a “Derivative Instrument”), directly or indirectly owned beneficially by such Shareholder or by any Shareholder Associated Person and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation held by such Shareholder or by any Shareholder Associated Person;

(3)	a complete and accurate description of any agreement, arrangement or understanding between or among such Shareholder and such Shareholder’s Shareholder Associated Person and any other person or persons in connection with such Shareholder’s Director nomination and the name and address of any other person(s) or entity or entities known to the Shareholder to support such nomination;

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(4)	a complete and accurate description of any proxy, contract, arrangement, understanding or relationship pursuant to which such Shareholder or any Shareholder Associated Person has a right to vote, directly or indirectly, any shares of any security of the Corporation;

(5)	any short interest in any security of the Corporation held by such Shareholder or any Shareholder Associated Person (for purposes of these Bylaws, a person shall be deemed to have a “short interest” in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security);

(6)	any rights to dividends on the shares of the Corporation owned beneficially by such Shareholder or by any Shareholder Associated Person that are separated or separable from the underlying shares of the Corporation;

(7)	any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such Shareholder or any Shareholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and

(8)	any performance-related fees (other than an asset-based fee) that such Shareholder or any Shareholder Associated Person is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including, without limitation, any such interests held by members of such Shareholder’s or any Shareholder Associated Person’s immediate family sharing the same household;

(C)

(1)	any other information relating to such Shareholder and any Shareholder Associated Person, if any, that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for, as applicable, the proposal or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

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(2)	a representation that the Shareholder is a holder of record of the capital stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting; and

(3)	a representation as to whether or not such Shareholder or any Shareholder Associated Person will deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding stock required to approve or adopt the proposal or, in the case of a nomination or nominations, at least the percentage of the voting power of the Corporation’s outstanding stock reasonably believed by the Shareholder or Shareholder Associated Person, as the case may be, to be sufficient to elect such nominee or nominees (such representation, a “Solicitation Statement”);

(ii)	if the notice relates to any business other than a nomination of a director or directors that the Shareholder proposes to bring before the meeting, set forth

(A)	a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such Shareholder and Shareholder Associated Person, if any, in such business, the text of the proposal or business (including the text of any resolutions proposed for consideration); and

(B)	a complete and accurate description of all agreements, arrangements and understandings between or among such Shareholder and such Shareholder’s Shareholder Associated Person, if any, and the name and address of any other person(s) or entity or entities in connection with the proposal of such business by such Shareholder;

(iii)	set forth, as to each person, if any, whom the Shareholder proposes to nominate for election or reelection to the Board

(A)	all information relating to such person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

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(B)	a complete and accurate description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such Shareholder and Shareholder Associated Person, if any, and their respective Affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his respective Affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the Shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any Affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant;

(iv)	set forth, as to each person, if any, whom the Shareholder proposes to nominate for election or reelection to the Board

(A)	a completed and signed questionnaire, representation and agreement in a form provided by the Corporation which form the Shareholder must request from the Secretary in writing with no less than seven days advance notice; and

(B)	a written representation and agreement, in a form provided by the Corporation (which form the Shareholder must request from the Secretary in writing with no less than seven days advance notice), that such person

(1)	is not and will not become a party to

a.	any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation; or

b.	any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law;

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c.	is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein;

(2)	if elected as director of the Corporation, intends to serve a full term;

(3)	in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable Shareholder’s understanding of the independence, or lack thereof, of such nominee.

A Shareholder providing notice of a nomination or proposal of other business to be brought before a meeting shall further update and supplement such notice, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting or any postponement or adjournment thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date) and not later than seven business days prior to the date for the meeting or any postponement or adjournment thereof, if practicable (or, if not practicable, on the first practicable date prior to any postponement or adjournment thereof (in the case of the update and supplement required to be made as of ten business days prior to the meeting or any postponement or adjournment thereof)).

13.2        General.

(a)	Only such persons who are nominated in accordance with the procedures set forth in these Bylaws and applicable law shall be eligible to serve as directors, and only such business shall be conducted at a meeting of Shareholders as has been brought before the meeting in accordance with the procedures set forth in these Bylaws and applicable law. Except as otherwise provided by applicable law, the Charter or these Bylaws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and applicable law and, if any proposed nomination or business is not in compliance with these Bylaws and applicable law, to declare that such defective proposal or nomination shall be disregarded.

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(b)	For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by Dow Jones News Service, the Associated Press, or any other national news service or in a document publicly filed by the Corporation with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder, and “Shareholder Associated Person” shall mean, for any Shareholder,

(i)	any person or entity controlling, directly or indirectly, or acting in concert with, such Shareholder;

(ii)	any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such Shareholder; or

(iii)	any person or entity controlling, controlled by or under common control with any person or entity referred to in the preceding clauses (i) or (ii).

(c)	Notwithstanding the foregoing provisions of these Bylaws, a Shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in these Bylaws; provided, however, that any references in these Bylaws to the Exchange Act or the rules promulgated thereunder are not intended to further and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section 13 of these Bylaws. Nothing in these Bylaws shall be deemed to affect any rights

(i)	of Shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 promulgated under the Exchange Act; or

(ii)	of the holders of any series of preferred stock of the Corporation to elect directors if and to the extent provided for under applicable law, the Charter or these Bylaws.

(d)	Unless otherwise required by law, if the Shareholder (or a Qualified Representative of the Shareholder) making a nomination or proposal under this Section 13 does not appear at a meeting of Shareholders to present such nomination or proposal, the nomination shall be disregarded and the proposed business shall not be transacted, as the case may be, notwithstanding that proxies in favor thereof may have been received by the Corporation.

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14.         The date and time of the opening and the closing of the polls for each matter upon which the Shareholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of Shareholders as it shall deem appropriate in its sole discretion. The Chairman of the Board, or, in the Chairman of the Board’s absence, the Director or officer designated by the Board shall preside at all meetings of the Shareholders as “chairman of the meeting.” Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairman of the meeting shall have the right and authority to convene and for any or no reason to recess or adjourn the meeting, whether or not a quorum is present, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of the chairman of the meeting, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to Shareholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; (e) limitations on the time allotted to questions or comments by participants; and (f) restrictions of the use of audio and video recording devices. The chairman of the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting, and if such chairman of the meeting should so determine, such chairman of the meeting shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of Shareholders shall not be required to be held in accordance with the rules of parliamentary procedure.

DIRECTORS

15.         The number of Directors of the Corporation (the “Directors”) which shall constitute the Board shall be three (3) or such greater number as may be determined from time to time by resolution adopted by affirmative vote of the Board. Directors need not be Shareholders. They shall be elected at the annual meeting of the Shareholders. Any Director may be removed at any time, with or without cause, only with the affirmative vote of holders of at least a majority of the total number of votes entitled to be cast.

16.         The Directors may hold their meetings and keep the books of the Corporation, except the original or duplicate stock ledger, outside of Tennessee, or at such other places as they may from time to time determine.

17.         Any newly created directorships that result from an increase in the number of Directors and any vacancy in the Board occurring by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, may be filled by a majority of the Directors then in office, though less than a quorum. A Director elected to fill a newly created directorship shall serve until the next annual meeting of Shareholders. A Director elected to fill a vacancy shall hold office for the unexpired term of his predecessor.

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18.         The property and business of the Corporation shall be managed by its Board which may exercise all such powers of the Corporation and do all such lawful acts and things are not by statute or by the Charter or by these Bylaws directed or required to be exercised or done by the Shareholders.

COMPENSATION OF DIRECTORS

19.         Non-employee Directors shall receive reasonable compensation as determined from time to time by resolution of the Board. Directors shall be reimbursed for their reasonable out-of-pocket expenses for attending meetings of the Board or committees of the Board or otherwise acting on behalf of the Corporation. Any Director may also serve the Corporation in any other capacity and may receive compensation therefore.

MEETINGS OF THE BOARD

20.         Regular meetings of the Board may be held without notice at such time and place either within or out of the State of Tennessee as shall from time to time be determined by the Board. Such meetings shall be held not less often than quarterly.

21.         Special meetings of the Board may be called by the Chairman of the Board, any other officer, or by any two Directors on at least three days’ notice to each Director by any usual means of communication, provided that the person or persons calling a special meeting may give shorter notice of such meeting if such person or persons deem such shorter notice necessary or appropriate under the circumstances.

22.         At all meetings of the Board, a majority of the Directors shall be necessary and sufficient to constitute a quorum for the transaction of business and the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by statute or by the Charter or by these Bylaws. Meeting may be held in person or by telephone.

23.         Notice of a meeting need not be given to any Director who signs a written waiver or notice either before or after the meeting; and a Director’s waiver shall be deemed the equivalent of giving proper notice. Attendance of a Director at a meeting shall of itself constitute a waiver of notice of such meeting, and a waiver of any and all objections to the place of the meeting, the time of the meeting or the manner in which it has been called or convened, except where a Director states at the beginning of the meeting any such objection or objections to the transaction of business. The signature of any Director approving the minutes of any meeting of the Board, entered thereon, shall be effective to the same extent as if such Director had been present at such meeting.

24.         A Director who is present at a meeting of the Board shall be presumed to have concurred in any action taken at the meeting, unless his dissent to such action shall be entered in the minutes of the meeting or unless he shall submit his written dissent to the person acting as the Secretary of the meeting before the adjournment of the meeting or shall forward such dissent by registered or certified mail to the Secretary with twenty-four hours after the adjournment of the meeting. Such right to dissent shall not apply to a Director who, being present at the meeting, failed to vote against such action.

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25.         Any action to be taken at a meeting of the Directors, or any action that may be taken at a meeting of the Directors, may be taken without a meeting if a consent which may be in the form of minutes of a meeting, in writing, setting for the action so taken, shall be signed by all of the Directors.

COMMITTEES

26.         The Board may establish committees of the Board to serve in an advisory capacity or in such other capacities as may be permitted by law, by the Charter and by these Bylaws. Any such committee, to the extent permitted by applicable law and to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Any committee established pursuant to this Section 26 may be abolished by the Board when and as it may deem advisable. Designations of the chairman of and the members of each such committee and, if desired, alternates for members of such committee, shall be made by the Board.

OFFICERS

27.         The officers of the Corporation shall be chosen by the Directors and shall be a Chairman of the Board, a Chief Executive Officer, a President, a Secretary, a Treasurer and such Vice-Presidents as the Board shall determine. The Board may also choose one or more Chief Operating Officers and Assistant Secretaries and Assistant Treasurers. The Secretary and Treasurer may be the same person and any Vice-President may hold at the same time the office of Secretary or Treasurer.

28.         The Board shall annually elect one of its own members as Chairman of the Board. The Board may appoint such other officers and agents as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.

29.         The salaries of all officers and agents of the Corporation shall be fixed by the Board.

30.         The officers of the Corporation shall hold office until their successors are chosen and qualified in their stead. Any officer elected or appointed by the Board may be removed at any time by the affirmative vote of a majority of the whole Board. If the office of any officer becomes vacant for any reason, the vacancy shall be filled by the Board.

CHAIRMAN OF THE BOARD

31.         The Chairman of the Board shall preside at all meetings of the Board. The Chairman of the Board shall be responsible for the general management of the affairs of the Corporation and shall perform all duties incidental to his office that may be required by law and all such other duties as are properly required of him by the Board. He shall make reports to the Board and shall see that all orders and resolutions of the Board and of any committee thereof are carried into effect. The Chairman of the Board may also serve as Chief Executive Officer, if so elected by the Board. The Chairman of the Board shall have sole authority to institute or defend legal proceedings if the Directors are deadlocked.

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CHIEF EXECUTIVE OFFICER

32.         The Chief Executive Officer shall act in a general executive capacity and shall assist the Chairman of the Board in the administration and operation of the Corporation’s business and general supervision of its policies and affairs. The Chief Executive Officer shall have general supervision of the business of the Corporation. The Chief Executive Officer shall keep the Board appropriately informed on the business and affairs of the Corporation and shall perform all duties incident to the office of Chief Executive Officer.

PRESIDENT

33.         The President shall supervise the day-to-day operations of the business of the Corporation, shall report directly to the Chairman of the Board and the Board and shall see that all orders of the Chairman of the Board and the Board are carried into effect. The President shall also perform such other duties as may be assigned to him from time to time by the Chairman of the Board and/or the Board.

34.         The President may execute deeds, mortgages, bonds and other contracts, except where required by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Chairman of the Board and/or the Board to some other officer or agent of the Corporation.

CHIEF OPERATING OFFICER.

35.         A Chief Operating Officer, if any, shall have responsibility for day-to-day operations of the business of the Corporation, or aspects of such business as shall be determined by the Board, and in general perform all duties incident to the office of Chief Operating Officer and such other duties as from time to time may be assigned by the Board, the Chairman of the Board, or the Chief Executive Officer.

VICE-PRESIDENT

36.         The Vice-Presidents shall have such titles and responsibilities as the Board shall prescribe. The lines of authority, reporting structure and specific duties of the Vice-Presidents shall be determined jointly by the Chairman of the Board and the President.

SECRETARY AND ASSISTANT SECRETARIES

37.         The Secretary shall attend all meetings of the Shareholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose and shall perform like duties for the standing committees when required. He shall give, or cause to be given, notice of all meetings of the Shareholders and shall perform such other duties as may be prescribed by the Board. The Secretary need not be the same as the Secretary of the Board.

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TREASURER AND ASSISTANT TREASURERS

38.         The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all monies and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board.

39.         He shall disburse the funds of the Corporation as may be ordered by the President taking proper vouchers for such disbursements, and shall render to the President, at regular intervals and whenever else he may require it, an account of all transactions undertaken as Treasurer and of the financial condition of the Corporation.

40.         If required by the Board, the President and the Treasurer shall each give the Corporation a bond (which shall be renewed whenever necessary) in such sum and with such surety or sureties as shall be satisfactory to the Board for the faithful performance of the duties of his office and for the restoration to the Corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Corporation.

CERTIFICATE OF STOCK

41.         The certificates of stock of the Corporation shall be numbered and shall be entered in the books of the Corporation as they are issued. They shall exhibit the holder’s name and number of shares and shall be signed by the Chairman of the Board or the President, and by the Secretary.

TRANSFER OF STOCK

42.         Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of successions, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

CLOSING OF TRANSFER BOOKS

43.         The Board shall have power to close the stock transfer books of the Corporation for a period not exceeding seventy days preceding the date of any meeting of Shareholders or the date for the payment of any dividend or the date for the allotment of rights or the date when any change or conversion or exchange of capital stock shall go into effect or for a period of not exceeding seventy days in connection with obtaining the consent of Shareholders for any purpose; provided, however, that in lieu of closing the stock transfer books as aforesaid, the Board may fix in advance a date, not exceeding seventy days preceding the date of any meeting of Shareholders or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, or a date in connection with obtaining such consent, as a record date for the determination of the Shareholders entitled to notice of, and to vote at, any such meeting, and any adjournment thereof, or entitled to receive payment of any such dividend, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, or to give such consent, and in such case such Shareholders, and only such Shareholders, as shall be Shareholders of record on the date so fixed, shall be entitled to such notice of, and to vote at, such meeting and any adjournment thereof, or to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, or to give such consent, as the case may be, notwithstanding any transfer of any stock on the books of the Corporation after any such record date fixed as aforesaid.

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REGISTERED SHAREHOLDERS

44.         The Corporation shall be entitled to treat the holder of record of any shares of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Tennessee.

LOST CERTIFICATE

45.         The Board may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation and alleged to have been lost or destroyed upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, and the Board, when authorizing such issue of a new certificate or certificates, may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation.

CHECKS

46.         All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board may designate from time to time.

FISCAL YEAR

47.         The fiscal year shall be computed in such manner and end on such date or dates as the Directors may designate from time to time.

DIVIDENDS

48.         Dividends upon the capital stock of the Corporation subject to provisions of the Charter, if any, may be declared by the Board at any regular or special meeting, pursuant to law.

49.         Before payment of any dividend there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Directors from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Directors shall think conducive to the interest of the Corporation, and the Directors may abolish any such reserve in the manner in which it was created.

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DIRECTORS’ ANNUAL STATEMENT

50.         The Board shall present at each annual meeting and when called for by vote of the Shareholders at any special meeting of the Shareholders, a full and clear statement of the business and condition of the Corporation.

NOTICES

51.         Whenever under the provision of these Bylaws notice is required to be given to any Director or Shareholder, it shall not be construed to mean personal notice, but such notice may be given in any manner permitted by the TCA.

INDEMNIFICATION

52.         The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he, his testator or interstate, is or was a Director or officer of the Corporation, or, at the request of the Corporation, is or was serving in any capacity for another Corporation, is or was serving in any capacity for another Corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and or proceeding if he acted in good faith for a purpose he reasonably believed to be in the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of novo contender or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith for a purpose which he reasonably believed to be in the best interest of the Corporation or that he had reasonable cause to believe that his conduct was unlawful.

53.         The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he, his testator or interstate, is or was a Director or officer of the Corporation, or, at the request of the Corporation, is or was serving in any capacity for another Corporation partnership, joint venture, trust or other enterprise against amounts paid in settlement and expenses (including attorneys’ fees) actually and reasonably incurred by him in the defense, settlement or otherwise in connection with such action, suit or proceeding except that no indemnification shall be made in respect to of any claim, issue, or matter as to which such person shall have been adjudged to have breached his duty to the Corporation to act in good faith and with that degree of diligence, care and skill which an ordinarily prudent person would exercise under similar circumstances in like position.

54.         To the extent that a Director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in paragraphs (a) and (b), or in defense of any claim, issue, or matter therein, he shall be entitled as of right to indemnification against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

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55.         Any indemnification under paragraphs (a) and (b) (unless ordered by a court) to a person who has not been wholly successful, on the merits or otherwise in the defense of an action, suit or proceeding referred to in paragraphs (a) or (b) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in paragraph (a) or (b). Such determination shall be made (i) by the Board by a majority vote of a quorum consisting of Directors who were not parties to such action, suit, or proceeding, or (ii) if such a quorum is not obtainable, by the Board upon the written opinion of independent legal counsel, or (iii) by a majority of a quorum of the Shareholders entitled to vote at any meeting. Any such determinations that a payment by way of indemnity should be made shall be binding upon the Corporation.

56.         Expenses incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding if authorized under paragraph (d), however, any such advancement shall be repaid by the person who received the same if he is ultimately found, under the procedure set forth herein, not to be entitled to indemnification, or, where indemnification is granted, to the extent the expenses so advanced by the Corporation exceed the indemnification to which he is entitled.

57.         If, under these Bylaws, any expenses or other amounts are paid by way of indemnification otherwise than by court order or action by the Shareholders, the Corporation shall, not later than the next annual meeting of Shareholders unless such meeting is held within three (3) months from the date of payment, and in any event, within fifteen (15) months from the date of such payment, mail to its Shareholders at the time entitled to vote for the election of Directors a statement specifying the persons paid, the amounts paid, and the nature and status at the time of such payment of the litigation or threatened litigation.

58.         The indemnification provided by these Bylaws shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of Shareholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director or officer and shall inure to the benefit of the heir, executors, and administrators of such a person.

59.         The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee, or agent of another Corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of these Bylaws.

60.         It is the intention of this Corporation that the provisions providing for indemnification hereunder shall extend the maximum indemnification possible under the laws of the State of Tennessee, and if any one or more words, phrases, clauses, sentences or sections of such provisions should be held unenforceable for any reason, all remaining portions of this such provisions remain in full force and effect.

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REPURCHASE OF STOCK

61.         The Corporation shall not redeem, repurchase or otherwise acquire any shares of its capital stock or any warrants, rights or options to purchase or acquire any such capital stock without the unanimous vote of the Board.

PAYMENTS TO AFFILIATES

62.         The Corporation shall not make any direct or indirect payment (whether made in cash, securities or other property), including any direct or indirect loan, advance, capital contribution or other extension of credit, to any affiliate of the Corporation (other than a subsidiary) without the majority vote of the Board. For the purposes of this Section 62, “affiliate” shall mean any person, directly or indirectly, controlling or controlled, by or under, direct or indirect common control with the Corporation. For the purposes of this definition “control” means the power to direct the management and policies of the Corporation, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

MANAGEMENT STOCK OPTIONS

63.         The Corporation shall not issue, authorize or propose the issuance to its management of options to purchase shares of the Corporation’s capital stock without the majority vote of the Board. The type of capital stock that may be purchased upon exercise of such options shall also be decided by majority vote of the Board.

AMENDMENT

64.         These Bylaws may be amended at any meeting of the Shareholders by the affirmative vote of a majority of all votes entitled to be cast, or may be amended by a majority of a quorum of the Board.

EXCLUSIVE FORUM

65.         Unless the Corporation consents in writing to the selection of an alternative forum, the United States District Court for the Western District of Tennessee, or if such Court lacks jurisdiction, the Circuit or Chancery court for Shelby County, Tennessee shall to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other employee of the Corporation to the Corporation or the Corporation’s Shareholders, (c) any action asserting a claim arising pursuant to any provision of the TCA or the Charter or these Bylaws, and (d) any action asserting a claim governed by the internal affairs doctrine. Any person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 65. If any provision or provisions of this Section 65 shall be held to be invalid, illegal or unenforceable as applied to any person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Section 65 (including, without limitation, each portion of any sentence of this Section 65 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons and circumstances shall not in any way be affected or impaired thereby.

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